Exhibit 3

LUIZ FERNANDO FERRAZ DE REZENDE

Brazilian, married, lawyer.

e-mail: lfr@riobranco.adm.br

Education:

University of São Paulo - Law School

Post-Graduation - Universidade Paulista - UNIP, Instituto Brasileiro de Mercado de Capitais - Brazil

IBMEC, Fundação Getúlio Vargas - FGV. Pontifícia Universidade Católica - PUC

Activities

•   Partner of Rio Branco SP Consultores Associados since 2011 - consulting in economic and financial analysis and management of companies:

•   Professor of Tax Law and Business Law at Universidade Paulista - UNIP since 1993;

•   Lawyer with companies since 1988, having worked at Banco Safra, Companhia de Cimento Portland Itaú (Votorantim Cimentos) and Banco Itaú.

Experience in Bodies of Governance and Directive

•   Member of the Audit Committee of several companies, such as Whirlpool S/A. Vicunha Aços S/A. Vicunha Steel S/A. Vicunha Participações S/A and Elizabeth S/A Industria Textile.

•  He has held positions on the Board of Directors and Audit Committee of Third Sector entities (entidades do Terceiro Setor) and Small Hydroelectric Power Plants (PCH's).

Luiz Fernando Ferraz de Rezende